Exhibit 10.33

April 12, 2023

To: Michael Huseby
CC: Michael Miller
Re: Resignation
Priority High

Dear Michael,
Please use this letter for my resignation from BNED, Inc. I will be departing the company to pursue other opportunities and interests. My last day will be April 28th, 2023. Please note that there are no disagreements between the Company and me on any matter related to the Company's operations, policies or practices.
Thank you!

/s/ Thomas D Donohue
Thomas D Donohue
EVP, CFO